Adam Gross
Interim Chief Executive Officer
January 31, 2024

By email

Jessica Tracy
New York, New York

Re:     Your Promotion to General Counsel & Secretary

Dear Jessica,

This letter agreement (“Agreement”) serves to confirm the terms and conditions of your continued employment as an executive at Vimeo, Inc. (“Vimeo”, “Company” or “we”).

POSITION: As of February 1, 2024 (the “Promotion Date”), you will be promoted to General Counsel & Secretary. You will report to the CEO. You will continue to work remotely in New York, New York and in the Company’s New York headquarters as needed.

DUTIES: During your continued at-will employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position. You will be directly responsible to such person(s) as Company may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if required.

COMPENSATION: Your base salary for 2024, beginning on the Promotion Date, will be $350,000 per year, payable bi-weekly (or, if different, in accordance with Company’s payroll practice as in effect from time to time).

You will be eligible for a discretionary annual bonus. Your bonus target is 60% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee (the “Committee”) of Company’s Board of Directors based upon Company’s performance overall and your own performance, as well as other factors determined by the Committee. Bonuses are paid in the first quarter of the year following the measurement year (e.g., 2024’s bonus will be paid in Q1 2025).

In addition, for 2024 only, you shall be entitled to a supplemental bonus opportunity of $105,000, or 50% of your target 2024 bonus, on such terms and conditions as approved by the Committee. Any such supplemental bonus amount shall be separate from your standard discretionary annual bonus, and shall be paid at the same time as the Company’s standard bonus payout in the first quarter of 2025.

DEDUCTIONS: Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

EQUITY: As soon as reasonably practicable after receipt of Committee approval, Company will grant you an award of restricted stock units equivalent to $460,000, which shall vest in full twelve months after the grant date, subject to approval by the Committee. Once granted, the award will be governed exclusively by the terms and conditions of the award notice and the 2021 Stock and Annual Incentive Plan (the “Plan”) (and not this letter agreement).

SEVERANCE: If your employment is terminated by Company without Cause at any time or by you for Good Reason during your employment, you will receive severance equal to (A) at least six (6) months of your then-current salary, and (B) health benefits coverage for six (6) months COBRA coverage for the same period, provided, however, if you do not use all or part of such health benefits (e.g., in the event you find another position), you will not receive cash in lieu of such benefits. For the purposes of this paragraph, the terms “Cause” and “Good Reason” have the meanings set forth in the Plan (excluding any references to a change of control).

Company, at its option, may provide severance through salary continuance or through a lump sum amount or a combination of both. To be entitled to any severance hereunder, you must (a) execute Company’s standard severance agreement; and (b) if Company so requests, continue working for up to four (4) weeks after the notice by Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.

BENEFITS: You will be eligible for coverage under Company’s then-current healthcare and insurance plans and other benefits that are provided to full-time U.S. employees. All benefits are governed exclusively by the terms and conditions of their applicable plans or policies and are subject to change.

CODE OF CONDUCT: During your employment, you must comply with Vimeo’s Code of Conduct and other policies and procedures as they may exist from time to time.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION
AGREEMENT: If you have not done so already, within 10 days your Promotion Date, you will execute Company’s current standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (the “Confidentiality and IP Agreement”).

MISCELLANEOUS: This offer letter shall be governed by the law of the State of New York without regard to principles of conflicts of law. This offer letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.

AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at employment between Company and you.

BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Employee Confidentiality, Intellectual Property, and non-Solicitation Agreement or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.

Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in King County, Washington. To the extent permitted by law, you and Company waive the right to a trial by jury.

* * *

Please acknowledge your acceptance of these terms by signing where indicated below. If you have any questions at all, please feel free to contact me directly.

Sincerely,

VIMEO, INC.

/s/ Adam Gross_______________
By: Adam Gross
Interim CEO

AGREED AND ACCEPTED:

/s/ Jessica Tracy_______________
Jessica Tracy

Date: January 31, 2024